Exhibit 99.1

MEDIA INQUIRIES:	June 12, 2012
Diane Sparish	FOR IMMEDIATE RELEASE
952-258-4045

Diane.sparish@michaelfoods.com

MICHAEL FOODS MODIFIES PASTEURIZED SHELL EGG

PROCESS PARAMETERS IN RESPONSE TO JURY VERDICT

A jury has returned a verdict of patent infringement against Michael Foods, Inc. and awarded damages of $5.8 million in a case involving a single specialty product, pasteurized shell eggs.

The case, National Pasteurized Eggs, Inc. and National Pasteurized Eggs, LLC v. Michael Foods, Inc. et al., was filed in October, 2010 in U.S. District Court for the Western District of Wisconsin. The National Pasteurized Eggs entities (“NPE”) claimed changes that Michael Foods made to its processing parameters in April of 2010 resulted in pasteurized shell eggs that infringed on those made by NPE. The jury returned its damages verdict on Monday, June 11, 2012.

“We are surprised and disappointed with the jury’s verdict,” said James E. Dwyer, Jr., President and Chief Executive Officer of Michael Foods, Inc. “Certainly, we would not have made minor changes to our processing parameters if we had believed that it would infringe any patents.”

Michael Foods was the first company to produce and offer pasteurized shell eggs in the marketplace. The jury verdict does not affect Michael Foods’ ability to continue selling pasteurized shell eggs to its customers. However, in response to the jury verdict, Michael Foods is returning to the process parameters it had in place prior to April 2010.

Dwyer said Michael Foods is considering its options for further motions to the court, as well as a possible appeal.

Michael Foods, Inc., headquartered in Minnetonka, Minnesota, produces and distributes food products for the food service, retail and food-ingredient markets. Its principal products are value-added egg products, refrigerated potato products, cheese and other dairy products.

Michael Foods was represented by the Minneapolis office of Faegre Baker Daniels LLP.

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